Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
          AGREEMENT by and between Motorola, Inc. (“Motorola” or the “Company”), and Gregory Q. Brown (the “Executive”), dated this 27th day of August 2008 (the “Effective Date”).
          WHEREAS, Motorola has announced a plan to create two independent publicly traded companies (the “Separation Event”), one of which would consist of Motorola’s Mobile Devices Business (“MDB”) and one of which would consist of Motorola’s Broadband Mobility Solutions Business (“BMS”);
          WHEREAS, it is possible that a different transaction could occur involving a sale, joint venture or other disposition of MDB as a result of which (a) MDB is not a separate publicly traded company and (b) is not at least 50% owned or controlled by Motorola or one of its subsidiaries (an “Other Transaction Event”);
          WHEREAS, Motorola currently employs the Executive as the Co-Chief Executive Officer of Motorola and the Chief Executive Officer of BMS and a member of the Board of Directors of Motorola (the “Motorola Board”);
          WHEREAS, the Motorola Board has determined that it is in the best interests of Motorola and its stockholders for the Company to enter into an agreement embodying the terms of such employment; and
          WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
          1. Effective Date. This Agreement shall be effective as of the Effective Date.
          2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary thereof (the “Initial Term”); provided that, on the third anniversary and each anniversary of the Effective Date thereafter, the employment period shall be extended by one year unless at least sixty (60) days prior to such anniversary, the Company or the Executive delivers a written notice (a “Notice of Non-Renewal”) to the other Party that the employment period shall not be extended (the Initial Term as so extended, the “Employment Period”).
          3. Terms of Employment. (a) Position and Duties.
               (i) During the Employment Period: (A) the Executive shall serve as the Chief Executive Officer of BMS and the Co-Chief Executive Officer of Motorola in the Office of the Chief Executive Officer (the “OC”), with such duties, responsibilities and authority as are commensurate with such positions, reporting directly to the Motorola Board, (B) (1) Motorola’s General Counsel, (2) Motorola’s Chief Financial Officer, (3) the head of Motorola’s Supply Chain, (4) the head of Motorola’s Public Affairs/Communications Department and (5) the head of Motorola’s Human Resources Department (clauses (1) through (5), the “Dual Reporting Group”) shall report directly to the OC; provided, however, that (x) employees of BMS shall have direct line reporting relationships to the Executive or his designees (including any applicable member of the Dual Reporting Group) and (y) employees of MDB shall have direct line reporting relationships to Motorola’s other Co-Chief Executive Officer or his designees (including any applicable member of the Dual Reporting Group) (items (x) and (y), together, the “Reporting Rules”), (C) subject to Section 4(g), the Executive shall be nominated by Motorola to remain on the Motorola Board, (D) the Executive shall devote substantially all of his business time, energies and talents to serving as Motorola’s Co-Chief Executive Officer and the Chief Executive Officer of BMS, perform his duties subject to the lawful directions of the Motorola Board, and in accordance with Motorola’s corporate governance and ethics guidelines, conflict of interests policies, code of conduct and other written policies (collectively, the “Motorola Policies”), (E) the Motorola Board (or such committee of the Motorola Board as the Motorola Board shall duly designate) shall resolve any disagreement between the Executive and Motorola’s other Co-Chief Executive Officer, and (F) in the event that the Executive becomes the sole Chief Executive Officer of Motorola, (1) he shall continue to report directly to the Motorola Board, with such duties, responsibilities and authority as are commensurate with such position, (2) the Reporting Rules shall cease to apply, and (3) he shall devote substantially all of his business time, energies and talents to serving as Motorola’s Chief Executive Officer and shall perform his duties in accordance with the Motorola Policies.
               (ii) The Executive’s principal location of employment shall be at the principal headquarters of BMS; provided, that the Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement.
               (iii) During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 7, to (A) serve on civic or charitable boards or committees and, with the consent of the Motorola Board (as defined below) (such consent not to be unreasonably withheld or denied), no more than one corporate board unrelated to the Company, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities (individually or in the aggregate) do not significantly interfere with the performance of the Executive’s responsibilities as set forth in this Section 3(a) or the Executive’s fiduciary duties to the Company.
          (b) Compensation.
               (i) Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (“Annual Base Salary”) of not less than $1,200,000, payable pursuant to the Company’s normal payroll practices. During the Employment Period, the current Annual Base Salary shall be reviewed for increase only at such time as the salaries of senior officers of the Company are reviewed generally; provided that the Executive’s first such review shall occur no earlier than calendar year 2009.
               (ii) Annual Bonus; Additional 2008 Bonus.
          (A) For each fiscal year completed during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”)

based upon performance targets that are established by the Company Committee (as defined below); provided, however, that the Executive’s target Annual Bonus (the “Target Bonus”) shall be not less than 220% of his Annual Base Salary, subject to pro ration for any partial year of employment. To the extent earned and payable, the Annual Bonus shall be paid in the calendar year following the calendar year in which such bonus is earned at such time as annual bonuses generally are paid to other executive officers of the Company. For purposes of this Agreement, “Company Committee” shall mean the Compensation and Leadership Committee of the Motorola Board.
          (B) In addition to the Annual Bonus described above, for the 2008 fiscal year only, the Executive shall be eligible to receive an annual cash bonus (the “Additional 2008 Bonus”) based upon performance targets as have been established by the Company Committee; provided, however, that the Executive’s target Additional 2008 Bonus shall be not less than 130% of his Annual Base Salary, subject to pro ration in the event of a partial year of employment. To the extent earned and payable, the Additional 2008 Annual Bonus shall be paid in the calendar year following the calendar year in which such bonus is earned at such time as annual bonuses generally are paid to other executive officers of the Company.
               (iii) Long-Range Incentive Plan. During such time as the Company makes long range incentive plan awards to senior executives of the Company, for each multi-year period (as recommended by management and determined by the Company Committee) ending during the Employment Period (but excluding periods that end in 2008 and 2009), the Executive shall be eligible to receive an award (“Long-Range Incentive Plan Award”) payment of which shall be based upon achievement of performance targets that are (or previously were, as the case may be) established by the Company Committee; provided, however, that the Executive’s target Long-Range Incentive Plan Award shall be not less than (A) with respect to the Long-Range Incentive Plan Award that relates to the 2008-2010 performance period, 350% of his Annual Base Salary in effect on the date of this Agreement and (B) with respect to any other Long-Range Incentive Plan Award, 250% of his Annual Base Salary in effect at the beginning of the applicable multi-year performance period, in each case subject to applicable payment terms in the plan governing the Long-Range Incentive Plan Award, including pro ration for any partial period of employment if and to the extent provided in such plan. To the extent earned and payable, the Long-Range Incentive Plan Award shall be paid in the calendar year following the last calendar year in which such bonus is earned at such time as long-range incentive plan awards generally are paid to other executive officers of the Company. For the avoidance of doubt, the Parties agree that the only Long-Range Incentive Plan Award in effect on the date of this Agreement relates to the 2008-2010 performance period.
               (iv) Equity Awards.
          (A) Generally. As determined by the Company Committee, the Executive shall be eligible for grants of equity compensation awards under the Company’s long term incentive compensation arrangements in accordance with the Company’s policies, as in effect from time to time. Except for grants specifically contemplated by this Agreement, all grants of equity compensation awards shall be made in the discretion of the Company Committee based upon performance of the Executive and the Company, market rates of pay for the position and the Company’s compensation philosophy.

          (B) Contract Restricted Stock Units. On the Effective Date, the Executive shall be granted an award of 583,123 restricted stock units corresponding to shares of common stock of Motorola (“Motorola Common Stock”) (the “Contract Restricted Stock Units”). The Contract Restricted Stock Units shall vest in equal annual installments on July 31, 2009, July 31, 2010 and July 31, 2011, subject, in each case, to the Executive’s continued employment with the Company through the applicable vesting date. Except as specifically provided herein, the terms and conditions of the Contract Restricted Stock Units shall be subject to the terms of Motorola’s Omnibus Incentive Plan of 2006 (the “Motorola Omnibus Plan”) and the award agreement evidencing the grant of the Contract Restricted Stock Units, a copy of the form of which is attached as Exhibit A to this Agreement.
          (C) Contract Stock Option. On the Effective Date, the Executive shall be granted an option (the “Contract Stock Option”) to purchase 2,320,652 shares of Motorola Common Stock. The Contract Stock Option shall have a per share exercise price equal to the closing price of a share of Motorola Common Stock on the date of grant as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com, a ten-year term and a vesting schedule such that the Contract Stock Option will become exercisable in equal annual installments on July 31, 2009, July 31, 2010 and July 31, 2011; provided that the Executive remains in the employ of the Company through each such vesting date. Except as specifically provided herein, the terms and conditions of the Contract Stock Option shall be subject to the terms of the Motorola Omnibus Plan, the award agreement evidencing the grant of the Contract Stock Option, a copy of the form of which is attached as Exhibit B to this Agreement and the related stock option consideration agreement, a copy of the form of which is attached as Exhibit C to this Agreement.
          (D) Contract Stock Appreciation Right. On the Effective Date, the Executive shall be granted a stock appreciation right (the “Contract SAR”) with respect to 564,064 shares of Motorola Common Stock. The Contract SAR shall have a per share grant price equal to the closing price of a share of Motorola Common Stock on the date of grant as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com (the “Grant Date FMV”), a ten-year term and a vesting schedule such that the Contract SAR will become exercisable in equal annual installments on July 31, 2009, July 31, 2010 and July 31, 2011; provided that the Executive remains in the employ of the Company through each such vesting date. The Contract SAR shall entitle the Executive upon exercise to receive payment from Motorola in an amount (the “Settlement Amount”) equal to the product of (1) the excess of the closing price of a share of Motorola Common Stock on the date of exercise as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com (the “Exercise Date FMV”) over the Grant Date FMV, multiplied by (2) the number of shares of Motorola Common Stock with respect to which the Contract SAR is exercised, such payment to be made in a number of shares of Motorola Common Stock equal to the quotient of (x) the Settlement Amount divided by (y) the Exercise Date FMV; provided that any fractional shares will be settled in cash based on the Exercise Date FMV. Except as specifically provided herein, the terms and conditions of the Contract SAR shall be subject to the terms of the Motorola Omnibus Plan, the award agreement evidencing the grant of the Contract SAR, a copy of the form of which is attached as Exhibit D to this Agreement and the related stock appreciation right consideration agreement, a copy of the form of which is attached as Exhibit E to this Agreement.

          (E) Equity Treatment in the Event of the Separation Event. Upon the occurrence of the Separation Event, all of the Executive’s outstanding equity awards that relate to Motorola Common Stock will be adjusted to take into account the Separation Event such that following the Separation Event such awards relate solely to shares of Motorola Common Stock, such adjustment to be made based on the methodology determined by the Motorola Board in accordance with the terms of the Motorola Omnibus Plan and applicable legal requirements, including compliance with Section 409A of the Internal Code of 1986, as amended (the “Code”) and the regulations thereunder (“Section 409A”); it being understood that if equity awards that relate to Motorola Common Stock held by other BMS executive officers are generally adjusted into awards that relate solely to Motorola Common Stock, the adjustment methodology applicable to the Executive shall be no less favorable than the adjustment methodology applicable to such other BMS executive officers; provided that such requirement shall apply solely with respect to the applicable type of equity (e.g., options, stock appreciation rights or restricted stock units) with respect to which any such adjustment methodology applies.
          (F) Separation Event Stock Option. Subject to (1) the occurrence of the Separation Event, (2) the Executive’s employment with Motorola on the date of the occurrence of the Separation Event and (3) satisfaction of the Minimum Market Cap Condition (as defined below), as soon as reasonably practicable following the occurrence of the Separation Event, Motorola will grant to the Executive an option (the “Separation Event Stock Option”) having an aggregate Black-Scholes value of not less than $3,333,333 as of the grant date (any such excess grant value over $3,333,333 being in the sole discretion of the Company Committee); provided, that if the Minimum Market Cap Condition is not then satisfied, the Company Committee may grant such lesser amount, if any, as it determines in its sole discretion. The Black-Scholes value to be calculated under this Section 3(b)(iv)(F) shall be determined on the Separation Event Stock Option grant date in a manner consistent with the methodology used by Motorola for valuing stock options granted to employees of Motorola during the year in which the Separation Event occurs. The Separation Event Stock Option shall have a per share exercise price equal to the closing price of a share of Motorola Common Stock on the date of grant as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com, a ten-year term and a vesting schedule such that the Separation Event Stock Option will become exercisable as set forth below; provided that the Executive remains in the employ of the Company through each such vesting date:

Percentage of Separation Event
Vesting Date	Stock Option that Vests
The later to occur of (x) the Milestone Date and (y) the one year anniversary of the grant date.	33 1/3% (rounded to the nearest whole share)

The later to occur of (x) the Milestone Date and (y) the two year anniversary of the grant date.	33 1/3% (rounded to the nearest whole share)

The later to occur of (x) the Milestone Date and (y) the three year anniversary of the grant date.	Remainder

For purposes of this Agreement, “Milestone Date” shall mean the date on which the average closing price of Motorola Common Stock for any fifteen consecutive trading days is 110% or greater than the average closing price of Motorola Common Stock for the first fifteen trading days following the Separation Event (including the closing price of Motorola Common Stock on the date of the Separation Event if the stock trades on that date). For purposes of this Agreement, “Minimum Market Cap Condition” means that the product of (x) the number of shares of common stock of the public entity comprising MDB (“MDB Public”) actually outstanding immediately following the Separation Event and (y) the closing price of a share of the common stock of MDB Public on the first day of trading (as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com) equals or exceeds $2.0 billion. Except as specifically provided herein, the terms and conditions of the Separation Event Stock Option shall be subject to the terms of the Motorola equity plan then in effect, the award agreement evidencing the grant of the Separation Event Stock Option, a copy of the form of which is attached as Exhibit B to this Agreement and the related stock option consideration agreement, a copy of the form of which is attached as Exhibit C to this Agreement. The Executive acknowledges that he shall not be entitled to the grant of the Separation Event Stock Option unless and until the Separation Event occurs and subject to (1) the Executive’s employment with Motorola on the date of the occurrence of the Separation Event and (2) satisfaction of the Minimum Market Cap Condition. For purposes of this paragraph (F), closing prices of Motorola Common Stock or common stock of MDB Public (as applicable) will be as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com.
          (G) Separation Event Restricted Shares. Subject to (1) the occurrence of the Separation Event, (2) the Executive’s employment with Motorola on the date of the occurrence of the Separation Event and (3) satisfaction of the Minimum Market Cap Condition, as soon as reasonably practicable following the occurrence of the Separation Event, Motorola will grant to the Executive a number of shares (rounded up to the nearest whole share) of restricted Motorola Common Stock (the “Separation Event Restricted Shares”) equal to the quotient obtained by dividing (x) $1,666,667 (or such greater amount as may be granted in the sole discretion of the Company Committee) by (y) the closing price of a share of Motorola Common Stock on the date of grant as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com; provided, that if the Minimum Market Cap Condition is not then satisfied, the Company Committee may grant such lesser amount, if any, as it determines in its sole discretion. The Separation Event Restricted Shares will become vested and unrestricted as set forth below; provided that the Executive remains in the employ of the Company through each such vesting date:

Percentage of Motorola
Vesting Date	Restricted Shares that Vest
The later to occur of (x) the Milestone Date and (y) the one year anniversary of the grant date.	33 1/3% (rounded to the nearest whole share)

The later to occur of (x) the Milestone Date and (y) the two year anniversary of the grant date.	33 1/3% (rounded to the nearest whole share)

Percentage of Motorola
Vesting Date	Restricted Shares that Vest
The later to occur of (x) the Milestone Date and (y) the three year anniversary of the grant date.	Remainder
Except as specifically provided herein, the terms and conditions of the Separation Event Restricted Shares shall be subject to the terms of the Motorola equity plan then in effect and the award agreement evidencing the grant of the Separation Event Restricted Shares; provided that the terms of the Separation Event Restricted Shares to the extent not otherwise specifically provided for in this Agreement shall be no less favorable to the Executive than the terms applicable to the Contract Restricted Stock Units, with appropriate adjustments to take into account the fact that the Separation Event Restricted Shares are restricted stock rather than restricted stock units. The Executive acknowledges that he shall not be entitled to the grant of the Separation Event Restricted Shares unless and until the Separation Event occurs and subject to (1) the Executive’s employment with Motorola on the date of the occurrence of the Separation Event and (2) satisfaction of the Minimum Market Cap Condition. For purposes of this paragraph (G), closing prices of Motorola Common Stock or common stock of MDB Public, as applicable, will be as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com.
          (H) Change of Control. In the event of a Change of Control during the Employment Period, the Executive’s Contract Stock Option and Contract SAR shall vest and become exercisable and the Contract Restricted Stock Units shall vest.
               (v) Other Benefits. During the Employment Period, the Executive shall be eligible for participation in the welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally; provided, that this Agreement alone shall govern the Executive’s rights to severance payments or benefits to be received upon a termination of the Executive’s employment. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the Executive shall not participate in the Motorola, Inc. Senior Officer Change in Control Severance Plan, as amended from time to time.
               (vi) Expenses. During the Employment Period, the Executive shall be eligible for prompt reimbursement of business expenses reasonably incurred by the Executive in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally. All taxable payments and reimbursements related to business expenses paid pursuant to this Section 3(b)(vi), shall be paid in accordance with Section 14(c) hereof.
               (vii) Vacation. During the Employment Period, the Executive shall be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally but no less than four weeks per year.
               (viii) The Company shall provide to the Executive use of the Company’s aircraft for security purposes for business and personal travel and the Executive shall be entitled to a tax gross-up with respect to income tax (if any) attributable to the difference between (A) the imputed income actually imputed to the Executive as a result of such personal usage absent a qualifying security analysis and individualized security plan approved by the Company Board and (B) the imputed income that would have been imputed to the Executive as a result of such personal usage if the Company had in effect a qualifying security analysis and individualized security plan approved by the Motorola Board. Any tax gross-up payment pursuant to the immediately preceding sentence shall be made promptly, but in any event no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.
          (c) Other Entities. As used in this Agreement, the term “affiliate” shall include any entity controlled by, controlling, or under common control with the Company. The Executive agrees to serve, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, so long as such service is covered by Sections 11 and 12 hereof (collectively, the Company and such entities, the “Affiliated Group”), as determined by the Motorola Board.
          4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive having not performed his duties with the Company on a full-time basis for 180 consecutive or intermittent days in any one-year period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. If the Parties cannot agree on a licensed physician, each Party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a “separation from service” within the meaning of such term under Section 409A, the Executive shall on such date automatically be terminated from employment because of Disability.
          (b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:
               (i) the Executive’s willful and continued failure to substantially perform his duties under this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued for a period of at least 30 days following delivery to the Executive of a written demand for substantial performance specifying the manner in which the Executive has willfully and continuously failed to substantially perform;
               (ii) the Executive’s willful engagement in any malfeasance, dishonesty, fraud or gross misconduct that is intended to or does result in a material detrimental effect on the Company’s reputation or business;
               (iii) the Executive’s indictment for, or plea of guilty or nolo contendere to a felony in the United States or outside the United States (excluding cases based solely on the Executive’s vicarious liability for the conduct of the Company or others), which, regardless of where such felony occurs, has had or will have a detrimental effect on the Company’s reputation or business or the Executive’s reputation; or
               (iv) the Executive’s material breach of Section 7 or Section 13 of this Agreement.
A termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Motorola Board (not including the Executive) at a meeting of the Motorola Board called and held for such purpose (after at least ten days’ written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Motorola Board), finding that, in the good faith opinion of the Motorola Board, the Executive is guilty of the conduct described in one or more of the clauses of Section 4(b) above, and specifying the particulars thereof in detail. Notwithstanding the foregoing, if the Executive challenges a termination of employment for Cause under this Section 4(b) in a court of competent jurisdiction, the Motorola Board’s decision shall be reviewed “de novo” by the court and no deference shall be given towards such decision.
          (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 4(c) below shall have occurred and the Executive provides the Company with written notice thereof within 45 days (5 days in the case of clause (vii) below) after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns effective within 90 days after the date of delivery of the notice referred to in clause (x) above. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the Executive’s written consent (and except in consequence of a prior termination of the Executive’s employment), the occurrence of any of the following:
               (i) a material reduction by the Company in the Executive’s Annual Base Salary or a material reduction in the Executive’s aggregate annual cash compensation opportunity, which for this purpose shall include Annual Base Salary and Target Bonus opportunity;
               (ii) a material reduction in the aggregate level of employee benefits made available to the Executive under this Agreement, unless, prior to a Change of Control, such reduction is applicable to senior executives of the Company generally;
               (iii) any diminution in the Executive’s title or a material diminution in the Executive’s position, authority, duties or responsibilities (other than (A) as a result of the occurrence of the Separation Event or an Other Transaction Event or (B) as required by applicable law or regulation or (C) as a result of the Executive’s physical or mental incapacity which impairs his ability to materially perform his duties or responsibilities as confirmed by a doctor reasonably acceptable to the Executive or his representative and such diminution lasts only for so long as such doctor determines such incapacity impairs the Executive’s ability to materially perform his duties or responsibilities);
               (iv) the failure to reelect the Executive to the Motorola Board or removal of the Executive from the Motorola Board (other than pursuant to a termination of the Executive’s employment for death, Disability or Cause);

               (v) a material negative change in the Executive’s reporting relationship that is inconsistent with the terms of this Agreement;
               (vi) the Company requiring the Executive’s principal location of employment to be at any office or location more than 50 miles from Schaumburg, Illinois (other than to the extent agreed to or requested by the Executive in writing);
               (vii) the Executive is not the sole Chief Executive Officer of Motorola on and after January 1, 2011;
               (viii) the failure of a successor of BMS to assume this Agreement in writing and deliver such assumption to the Executive; or
               (ix) any other action or inaction that constitutes a material breach by the Company of this Agreement.
          (d) Voluntary Termination. The Executive may voluntarily terminate his employment without Good Reason (other than due to death, Disability or retirement) on written notice to the Company, and such termination shall not be deemed to be a breach of this Agreement.
          (e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
          (f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or if the Executive voluntarily resigns without Good Reason, the date on which the terminating Party notifies the other Party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date, it elects in writing, between the date of the notice and the proposed date of termination specified in the notice, (iii) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, (iv) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date, or (v) if the Executive’s employment is terminated by the Executive or the Company as a result of a Notice of Non-Renewal, the end of the applicable Employment Period.
          (g) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Motorola Board, the Executive shall immediately resign as of the Date of Termination from all positions that he holds with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, the Motorola Board and all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
          5. Obligations of the Company upon Termination. (a) Good Reason or Other than for Cause Outside of the Change of Control Protection Period. If, during the Employment Period (other than during the Change of Control Protection Period (as defined below)), (x) the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or (y) the Executive shall terminate employment for Good Reason:
               (i) the Company shall pay to the Executive in a lump sum in cash within 60 days (except as specifically provided in Section 5(a)(i)(A)(3) and Section 5(a)(i)(C)) after the Date of Termination the aggregate of the following amounts:
          (A) the sum of (1) the Executive’s Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(vi) but have not been reimbursed by the Company as of the Date of Termination, and (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if the relevant measurement period has concluded as of the Date of Termination but the bonus has not been paid as of the Date of Termination (payable at the time such Annual Bonus would otherwise have been paid); and
          (B) the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Target Bonus for the year of termination; and
          (C) a pro-rata Annual Bonus based on actual performance during the year in which termination has occurred and based on the number of days of employment during such year relative to 365 days (payable at the time such Annual Bonus would otherwise have been paid); and
               (ii) for two years after the Executive’s Date of Termination, the Company shall continue medical benefits to the Executive and, if applicable, the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies of the Company if the Executive’s employment had not been terminated; provided, however, that the Executive continues to make all required contributions; provided, further, however, that, the medical benefits provided during such period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, further, however, that, if the Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health benefits under another employer-provided plan, the health benefits described herein shall no longer be provided by the Company; and
               (iii) (A) the Contract Restricted Stock Units, the Contract Stock Option and the Contract SAR immediately shall vest, (B) for two years after the Executive’s Date of Termination, all other outstanding Motorola equity-based awards granted to the Executive (including, without limitation, the Separation Event Stock Option and the Separation Event Restricted Shares if granted and outstanding on the Date of Termination) shall continue to vest and, with respect to stock options and other awards that are not immediately exercisable, become exercisable pursuant to their respective terms on the applicable scheduled vesting dates, so long as the Executive complies with the provisions of Section 7 of this Agreement and any other applicable provisions of the applicable award agreement and the applicable incentive plan, including satisfaction of applicable performance goals, but excluding any continued service requirements (provided, however, that, without limiting the foregoing, if Separation Event Restricted Shares are granted and outstanding on the Date of Termination, a number of Separation Event Restricted Shares shall vest proportionately upon such termination solely to the extent necessary to satisfy any tax payable by the Executive under the Federal Insurance Contributions Act (the “FICA Amount”) and applicable income tax on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes as a result of treatment of the Separation Event Restricted Shares upon such termination); (C) all stock options that vest pursuant to clause (A) or clause (B) shall remain exercisable by the Executive following vesting until the earlier of (I) eighteen months following the later to occur of (x) the applicable vesting date of such award or (y) the Executive’s Date of Termination or (II) the expiration of the scheduled term of such award, as applicable and (D) all other equity awards shall be forfeited; and
               (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement (other than any severance plan, program, policy or practice or contract or agreement) of the Company and its affiliates (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.
Except with respect to payments and benefits under Sections 5(a)(i)(A)(1), 5(a)(i)(A)(2) and 5(a)(iv), all payments and benefits to be provided under this Section 5(a) shall be subject to the Executive’s execution and non-revocation of a release substantially in the form attached hereto as Exhibit F. Any amounts due under this Section 5(a) which are conditioned on the foregoing release shall not be paid prior to the sixtieth (60th) day after the Date of Termination notwithstanding when the release is executed and delivered (but in all cases subject to the execution, delivery and non-revocation of the release) and any amounts otherwise due prior thereto shall be paid on such sixtieth (60th) day (but in all cases subject to the execution, delivery and non-revocation of the release). Notwithstanding the immediately preceding sentence or Section 5(a)(i), in the event that the Executive is a “specified employee” within the meaning of Section 409A (a “Specified Employee”), amounts that are non-qualified deferred compensation under Section 409A that would otherwise be payable, restricted stock units that would otherwise have been settled, and benefits that would otherwise be provided under Section 5(a)(i) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the Blended Rate based on the rates in effect on the Date of Termination (“Interest”), or settled, or made, or provided, on the first business day after the earlier of the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A and the date of the Executive’s death (the “Delayed Payment Date”). Delivery by the Company of a Notice of Non-Renewal shall constitute a termination of the Executive’s employment without Cause effective at the end of the then current Employment Period.
          (b) Good Reason or Other than for Cause During the Change of Control Protection Period. If, during the Employment Period and during the Change of Control Protection Period (as defined below), (x) the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or (y) the Executive shall terminate employment for Good Reason:
               (i) the Company shall pay to the Executive in a lump sum in cash within 60 days (except as specifically provided in Section 5(b)(i)(A)(3) and Section 5(b)(i)(C)) after the Date of Termination the aggregate of the following amounts:
          (A) the sum of (1) the Executive’s Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(vi) but have not been reimbursed by the Company as of the Date of Termination, and (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if the relevant measurement period has concluded as of the Date of Termination but the bonus has not been paid as of the Date of Termination (payable at the time such Annual Bonus would otherwise have been paid); and
          (B) the amount equal to the product of (1) three and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Target Bonus for the year of termination; and
          (C) a pro-rata Annual Bonus based on actual performance during the year in which termination has occurred and based on the number of days of employment during such year relative to 365 days (payable at the time such Annual Bonus would otherwise have been paid); and
               (ii) for three years after the Executive’s Date of Termination, the Company shall continue medical benefits to the Executive and, if applicable, the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies of the Company if the Executive’s employment had not been terminated; provided, however, that the Executive continues to make all required contributions; provided, further, however, that, the medical benefits provided during such period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, further, however, that, if the Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health benefits under another employer-provided plan, the health benefits described herein shall no longer be provided by the Company;

               (iii) all outstanding equity-based awards of the Company granted to the Executive shall become immediately vested and exercisable (any such awards with respect to which the number of shares underlying the award depends upon performance shall vest at target unless the measurement period for such awards has ended on or prior to the Date of Termination, in which case such awards shall vest based on actual results; provided, however, that the Separation Event Stock Option and the Separation Event Restricted Shares, to the extent then granted and outstanding, shall vest without regard to the occurrence of the Milestone Date or any other vesting conditions); provided, further, vested stock options shall remain exercisable by the Executive following vesting until the earlier of (1) eighteen months following the Date of Termination and (2) the expiration of the scheduled term of such award, as applicable; and
               (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive the Other Benefits in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.
Except with respect to payments and benefits under Sections 5(b)(i)(A)(1), 5(b)(i)(A)(2) and 5(b)(iv), all payments and benefits to be provided under this Section 5(b) shall be subject to the Executive’s execution and non-revocation of a release substantially in the form attached hereto as Exhibit F. Any amounts due under this Section 5(b) which are conditioned on the foregoing release shall not be paid prior to the sixtieth (60th) day after the Date of Termination notwithstanding when the release is executed and delivered (but in all cases subject to the execution, delivery and non-revocation of the release) and any amounts otherwise due prior thereto shall be paid on such sixtieth (60th) day (but in all cases subject to the execution, delivery and non-revocation of the release). Notwithstanding the immediately preceding sentence or Section 5(b)(i), in the event that the Executive is a Specified Employee, amounts that are non-qualified deferred compensation under Section 409A that would otherwise be payable, restricted stock units that would otherwise have been settled, and benefits that would otherwise be provided under Section 5(b)(i) during the six-month period immediately following the Date of Termination shall instead be paid, with Interest, settled, or made or provided on the Delayed Payment Date. Delivery by the Company of a Notice of Non-Renewal shall constitute a termination of the Executive’s employment without Cause effective at the end of the then current Employment Period.
          (c) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, or the Executive’s employment terminates by reason of the Executive providing to the Company a Notice of Non-Renewal, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1) and (2) of Section 5(a)(i)(A) above, and the timely payment or provision of the Other Benefits, in each case to the extent theretofore unpaid. For the avoidance of doubt, (i) upon a termination of the Executive’s employment for Cause, the Executive immediately shall forfeit all Company equity awards and (ii) upon a termination of the Executive’s employment by the Executive pursuant to this Section 5(c), the Executive immediately shall forfeit all unvested Company equity awards; pursuant to this clause (ii), vested stock options shall remain exercisable until the earlier of (A) 180 days following the Date of Termination and (B) the expiration of the scheduled term of such stock options, as applicable, immediately following which time any such unexercised stock options shall be cancelled.

          (d) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) the obligation to pay or provide to the Executive’s beneficiaries an amount equal to the amount set forth in clauses (1), (2) and (3) of Section 5(a)(i)(A) above, and (ii) the vesting of each stock option, restricted share and restricted stock unit award that is outstanding as of the Date of Termination (any such awards with respect to which the number of shares underlying the award depends upon performance shall vest at target unless the measurement period for such awards has ended on or prior to the Date of Termination, in which case such awards shall vest based on actual results) and continued exercisability of each stock option by the Executive’s beneficiaries until the earlier of (A) one year after the Date of Termination or (B) the end of the scheduled term of such option (the “Stock Benefits”).
          (e) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than (i) the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1), (2) and (3) of Section 5(a)(i)(A) above, (ii) the provision of the Stock Benefits, and (iii) the timely payment or provision of Other Benefits, including any applicable disability benefits. In the event that the Executive is a Specified Employee, the settlement of any restricted stock units that would otherwise have been settled during the six-month period immediately following the Date of Termination shall instead be settled or made on the Delayed Payment Date.
          (f) Certain Definitions.
               (i) “Change of Control” means (A) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than the Company or any employee benefit plan of the Company; and, for purposes of this Agreement, no Change of Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing), or (B) there shall be consummated (1) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of the Company’s common stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holders of the Company’s common stock, directly or indirectly, have at least a 65% ownership interest, or (C) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (D) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Motorola Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Motorola Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Motorola Board. For the avoidance of doubt, neither the Separation Event nor any Other Transaction Event shall constitute a Change of Control.

               (ii) “Change of Control Protection Period” means the period beginning upon the occurrence of a Change of Control through and until the two-year anniversary of the occurrence of the Change of Control.
          (g) Contemplation. If, at a time outside of the Change of Control Protection Period, the Company terminates the Executive’s employment other than for Cause, death or Disability, or the Executive terminates employment for Good Reason, Section 5(a) shall apply; provided that if (i) within six (6) months after the Date of Termination a Change of Control occurs and (ii) it is reasonably demonstrated by the Executive that such termination of employment (including a termination of employment by the Executive for Good Reason) arose in connection with, or in anticipation of a Change of Control, the amounts due under Section 5(a) shall remain due in the form and at the time specified therein and, in addition to such amounts, upon the Change of Control (but in no event prior to the Delayed Payment Date), the Executive shall also receive a payment equal to the sum of his Annual Base Salary and Target Bonus as in effect on the Date of Termination, Section 5(b)(ii) shall apply in lieu of Section 5(a)(ii) and Section 5(b)(iii) shall apply in lieu of Sections 5(a)(iii). The equity awards that would otherwise have been forfeited upon the termination of employment shall not be forfeited until it is determined if a Change of Control occurs within six (6) months thereafter; provided, however, that no such awards shall be exercisable or settled during such six (6) month period and all such awards immediately shall be forfeited on the six (6) month anniversary of the Date of Termination if clauses (i) and (ii) of this Section 5(g) are not satisfied).
          (h) Change of Control Equity Vesting. To the extent any Company equity-based awards generally vest for executive officers of the Company upon a Change of Control, the Executive’s Company equity-based awards shall also vest.
          6. Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment. In addition, the Company’s obligation to make any severance payment provided for herein shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or its Affiliates under this Agreement or otherwise. To the extent permitted by applicable law, the Company shall pay directly to the Executive all reasonable legal fees and expenses reasonably incurred by the Executive in connection with the negotiation and preparation of this Agreement, and the Company shall promptly reimburse the Executive for all legal costs and expenses reasonably incurred (and documented in invoices) in connection with any dispute under this Agreement; provided, however, that Executive shall be obligated to repay any such reimbursements unless the Executive prevails in such dispute on at least one material issue. In order to comply with Section 409A, in no event shall the payments by the Company under this Section 6 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall not be entitled to reimbursement unless he has submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. In addition, the Company shall indemnify and hold the Executive, harmless on an after-tax basis, for any income tax, and all other applicable taxes imposed as a result of the Company’s payment of any legal fees contemplated herein in connection with the preparation and negotiation of this Agreement. Any tax gross-up payment pursuant to the immediately preceding sentence shall be made by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.
          7. Covenants. For purposes of this Section 7, Company shall mean the Company and its subsidiaries. For purposes of this Section 7, “subsidiary” of the Company means any corporation or other entity in which the Company holds, directly or indirectly, a 50 percent or greater interest (economic or voting).
          (a) Confidential Information. During the Employment Period and thereafter, the Executive shall not use or disclose, except on behalf of the Company and pursuant to the Company’s directions, any Company Confidential Information. “Confidential Information” means information concerning the Company and its business that is not generally known outside of the Company, and includes (i) trade secrets; (ii) intellectual property; (iii) the Company’s methods of operation and Company processes; (iv) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (v) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (vi) Company personnel data; (vii) Company business plans, marketing plans, financial data and projections; and (viii) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented.
          (b) Non-Recruitment of Affiliated Group Employees. During the Employment Period and the two years immediately following the Date of Termination, the Executive shall not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information of the Company to terminate his/her employment with the Company and/or to seek employment with the Executive’s new or prospective employer, or any other company. This Section 7(b) shall not apply to the Executive’s personal administrative staff who perform secretarial-type functions. Additionally, neither a general employment advertisement by an entity of which the Executive is a part, nor the Executive providing a reference on behalf of a former employee at such employee’s request and with respect to an employer unaffiliated with the Executive, will constitute a violation of this Section 7(b).
          (c) No Competition.
               (i) During the Employment Period and for a period of two years immediately following the Date of Termination, the Executive shall not engage in activities which are entirely or in part the same as or similar to activities in which the Executive engaged at any time during the two years preceding the Date of Termination, for any person, company or entity in connection with products, services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which the Executive worked at any time during the two years preceding the Date of Termination. This paragraph applies in countries in which the Executive has physically been present performing work for the Company at any time during the two years preceding the Date of Termination.

               (ii) During the Employment Period and for a period of two years immediately following the Date of Termination, the Executive shall not, directly or indirectly, on behalf of the Executive or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which the Executive had direct or indirect contact regarding those products or services or about which the Executive learned Confidential Information at any time during the two years prior to the Date of Termination.
               (iii) During the Employment Period and for a period of two years immediately following the Date of Termination, the Executive shall not, directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by the Company to any person, company or entity which was a customer for such products or services and with which customer the Executive had direct or indirect contact regarding those products or services or about which customer the Executive learned Confidential Information at any time during the two years prior to the Date of Termination.
          (d) Assistance. The Executive agrees that during and after his employment by the Company, the Executive will reasonably assist the Company in the defense of any claims, or potential claims that may be made or threatened to be made against the Company in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will reasonably assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to reasonably assist in any investigation (whether governmental or otherwise) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such reasonable assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 7(d) shall be at mutually agreed to and convenient times.
          (e) Remedies. The Executive acknowledges and agrees that the terms of Section 7: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. In addition, the

Executive acknowledges and agrees that the Company equity award agreements may contain “clawback” and recoupment provisions in the form included in the documents attached hereto as Exhibit A and Exhibit C and Exhibit E. The Parties further acknowledge and agree that the provisions of Section 10(a) below are accurate and necessary because (A) this Agreement is entered into in the State of Illinois, (B) as of the Effective Date, Illinois will have a substantial relationship to the Parties and to this transaction, (C) as of the Effective Date, Illinois will be the headquarters state of the Company, which has operations nationwide and has a compelling interest in having its employees treated uniformly within the United States, (D) the use of Illinois law provides certainty to the Parties in any covenant litigation in the United States, and (E) enforcement of the provision of this Section 7 would not violate any fundamental public policy of Illinois or any other jurisdiction. If any of the provisions of Section 7 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 7 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.
          (f) Agreement Following Termination of Employment. The Executive agrees that upon termination of employment with the Company and during the two year period immediately following the Date of Termination, the Executive will immediately inform the Company of (i) the identity of any new employer (or the nature of any start-up business or self-employment), (ii) the Executive’s new title, and (iii) the Executive’s job duties and responsibilities. The Executive hereby authorizes the Company or a subsidiary to provide a copy of this Agreement to the Executive’s new employer. The Executive further agrees to provide information to the Company or a subsidiary as may from time to time be requested in order to determine his/her compliance with the terms hereof.
          (g) Other Provisions. No grant, award or benefit to be provided to the Executive during the Initial Term shall require the Executive to agree to any restrictive covenants or forfeiture provisions broader than those provided herein and in Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit E.
          8. Certain Additional Payments by the Company
          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 5(b)(i)(B), (ii) Section 5(b)(i)(C) and Section 5(b)(ii). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8(a) and the Executive shall be treated hereunder as if the Parachute Value is in excess of 110% of the Safe Harbor Amount. The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.
          (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”), provided that for purposes of determining the amount of the Gross-Up Payment, the Executive’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects the Executive to the Excise Tax occurs shall be used. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. If Section 280G of the Code requires a calculation of the Excise Tax and/or the Gross-Up Payment at more than one point in time, each such calculation shall be made by the Accounting Firm on an aggregate basis and this Section 8, properly adjusted, shall reapply.
          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
               (iii) cooperate with the Company in good faith in order effectively to contest such claim; and
               (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. Notwithstanding the foregoing, any payment or reimbursement made pursuant to Section 8 shall be paid to the Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Executive or as otherwise provided under Treasury Regulation §1.409A-3(i)(1)(v).
          (d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid; provided, however, that no offset shall apply to any amounts subject to Section 409A.

          (e) Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination; provided that the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 8(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.
          (f) Definitions. The following terms shall have the following meanings for purposes of this Section 8.
               (i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
               (ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
               (iii) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
               (iv) “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
          9. Successors. (a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In the event that Motorola effectuates a Separation Event by spinning off an entity that includes the assets comprising BMS (“BMS Public”), Executive agrees that (i) this Agreement shall be assigned to BMS Public and shall be binding on the Executive and all references in this Agreement to Motorola or the Company shall refer to BMS Public and (ii) the occurrence of the Separation Event will not constitute Good Reason under this Agreement.
          (b) The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of the BMS business and/or assets to assume expressly in writing (and deliver a copy to the Executive) and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          10. Miscellaneous. (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Illinois, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.
          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
     If to the Executive:
     At the most recent address on file for the Executive at the Company.
     If to the Company:
Motorola, Inc.
1030 East Algonquin Road
Schaumburg, Illinois 60196
Attention: General Counsel
or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (e) Subject to the provisions of Section 4(c), the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
          (f) From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the Parties with respect to the subject matter hereof.
          11. Director’s and Officer’s Insurance. The Company shall provide the Executive with reasonable Director’s and Officer’s insurance coverage that is at least as favorable as the coverage provided to other directors and officers of the Company on the date of this Agreement or at any time thereafter. Such insurance coverage shall continue in effect both during the Employment Period and, while potential liability exists, thereafter.

          12. Indemnification. The Company shall indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the charter and by-laws of the Company (including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company. This Section 12 shall survive any termination of employment or this Agreement.
          13. Representations. The Executive hereby represents and warrants to the Company that the Executive is not party to any contract, understanding, agreement or policy, whether or not written, with any previous employer or otherwise, that would be breached by the Executive’s entering into, or performing services under, this Agreement. The Executive further represents that he has disclosed to the Company in writing all material threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against the Executive of which he is aware, if any, as a result of his employment with any previous employer or his membership on any boards of directors. In the event of a breach of this Section 13 that prevents the Executive from satisfying the requirements of Section 3(a), any amounts or awards due to the Executive under this Agreement immediately shall be terminated and forfeited by the Executive and the Executive immediately shall repay to the Company any amounts previously paid to the Executive under this Agreement.
          14. Section 409A.
          (a) The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.
          (b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits (including Company equity awards) subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Executive is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to Motorola as an employee or consultant, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. If the Executive is deemed on the Date of Termination to be a Specified Employee, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the Delayed Payment Date.
          (c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.
          (d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
          (e) For purposes of Section 409A, the Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

GREGORY Q. BROWN
/s/ Gregory Q. Brown

MOTOROLA, INC.

/s/ Greg A. Lee

Name:	Greg A. Lee
Title:	Senior Vice President, Human Resources

EXHIBIT A
RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”)
     This Restricted Stock Unit Award (“Award”) is awarded on [___], 2008 (“Date of Grant”), by Motorola, Inc. (the “Company” or “Motorola”) to Gregory Q. Brown (the “Grantee”).
     WHEREAS, Grantee is receiving the Award under the Motorola Omnibus Incentive Plan of 2006, as amended (the “2006 Incentive Plan” or the “Plan”);
     WHEREAS, Grantee is the Chief Executive Officer of Motorola and the Chief Executive Officer of Motorola’s Broadband Mobility Solutions Business;
     WHEREAS, Grantee and Motorola entered into an employment agreement (the “Employment Agreement”), dated as of the [___] day of [___] 2008;
     WHEREAS, the Award is a grant of Motorola restricted stock units authorized by the Board of Directors and the Board’s Compensation and Leadership Committee (the “Compensation Committee”); and
     WHEREAS, it is a condition to Grantee receiving the Award that Grantee electronically accept the terms, conditions and Restrictions applicable to the restricted stock units as set forth in this agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to Grantee on the following terms and conditions:
1.	Award of Restricted Stock Units. The Company hereby grants to Grantee a total of [___] Motorola restricted stock units (the “Units”) subject to the terms and conditions set forth below. All Awards shall be paid in whole shares of Motorola Common Stock (“Common Stock”); no fractional shares shall be credited or delivered to Grantee. For purposes of this Award, “Units” will include any rights into which the Units may be converted (including cash accounts).

2.	Restrictions. The Units are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below. For purposes of this Award, the term Units includes any additional Units granted to the Grantee with respect to Units, still subject to the Restrictions.
a.	Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if Grantee violates or attempts to violate these transfer Restrictions. Motorola shall have the right to assign this Agreement, which shall not affect the validity or enforceability of this Agreement, subject to the limitations on assignment contained in the Employment Agreement. This Agreement shall inure to the benefit of assigns and successors of Motorola’s mobile devices business and that references to Motorola or the Company shall include any such assigns and successors.

b.	Any Units still subject to the Restrictions shall be automatically forfeited upon Grantee’s termination of employment pursuant to Section 5(c) of the Employment Agreement.

c.	Sections 7(a), (b) and (c) (together, the “Restrictive Covenants”) of the Employment Agreement are hereby incorporated by reference into this Award and shall apply as if fully set forth herein mutatis mutandis and any capitalized terms used in such Sections 7(a), (b) and (c) shall have the meanings ascribed to such terms in the Employment Agreement. If Grantee breaches the Restrictive Covenants, in addition to all remedies in law and/or equity available to the Company or any Subsidiary, Grantee shall forfeit all Units under the Award whose Restrictions have not lapsed, and, for all restricted stock units under the Award whose Restrictions have lapsed, Grantee shall immediately pay to the Company the Fair Market Value (as defined in paragraph 7 below) of Motorola Common Stock (“Common Stock”) on the date(s) such Restrictions lapsed, without regard to any taxes that may have been deducted from such amount.

d.	The Units are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as such policy is in effect on the Date of Grant (such policy, being the “Recoupment Policy”). The Recoupment Policy provides for determinations by the Company’s independent directors that, as a result of intentional misconduct by Grantee, the Company’s financial results were restated (a “Policy Restatement”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things (i) cancellation of any of the Units that remain outstanding; and/or (ii) reimbursement of any gains in respect of the Units, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon Grantee. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company.
The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Units.
3.	Lapse of Restrictions.
a.	The Restrictions applicable to the Units shall lapse, as long as the Units have not been forfeited as described in Section 2 above, as follows:
(i)

Vesting
Percentage	Date

For purposes of this Agreement, the “Restriction Period” applicable to a Unit shall refer to the period of time beginning on the Date of Grant and ending on the date that the Restrictions applicable to such Unit shall lapse, as set forth in the table above.

(ii)	In addition, the Restrictions applicable to the Units shall lapse in accordance with the terms of Section 5 of the Employment Agreement if and to the extent applicable provisions under Section 5 of the Employment Agreement are triggered.
b.	If, during the Restriction Period, the Grantee takes a Leave of Absence from Motorola or a Subsidiary, the Units will continue to be subject to this Agreement. If the Restriction Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the Units even if the Grantee has not returned to active employment. “Leave of Absence” means an approved leave of absence from Motorola or a Subsidiary that is not a termination of employment, as determined by Motorola.

c.	To the extent the Restrictions lapse under this Section 3 with respect to the Units, they will be free of the terms and conditions of this Award (other than 2(c)).
4.	Adjustments. If the number of outstanding shares of Common Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.

5.	Dividends. No dividends (or dividend equivalents) shall be paid with respect to Units credited to the Grantee’s account.

6.	Delivery of Certificates or Equivalent. Upon the lapse of Restrictions applicable to the Units, the Company shall, at its election, either (a) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Units upon which such Restrictions have lapsed, or (b) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units upon which such Restrictions have lapsed; provided that if the Units convert into cash accounts they shall be settled in cash.

7.	Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the Units. Grantee may satisfy any minimum withholding obligation in whole or in part by electing to have the plan administrator retain shares of Common Stock deliverable in connection with the Units having a Fair Market Value on the date the Restrictions applicable to the Units lapse equal to the amount to be withheld. “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the date the Restrictions applicable to the Units lapse (the “Restrictions Lapse Date”) as reported for the New York Stock Exchange- Composite Transactions in the Wall Street Journal at www.online.wsj.com or, for purposes of imposing sanctions under paragraph 2(d), on any date specified therein. In the event the New York Stock Exchange is not open for trading on the Restrictions Lapse Date, or if the Common Stock does not trade on such day, Fair Market Value for this purpose shall be the closing price of the Common Stock on the last trading day prior to the Restrictions Lapse Date.

8.	Voting and Other Rights.
a.	Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive cash dividends and other distributions until delivery of certificates representing shares of Common Stock in satisfaction of the Units.

b.	The grant of Units does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.
9.	Consent to Transfer Personal Data. By accepting this award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. Motorola, its Subsidiaries and Grantee’s employer hold certain personal information about Grantee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Motorola, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf to a broker or other third party with whom Grantee may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing consent may affect Grantee’s ability to participate in the Plan.

10.	Nature of Award. By accepting this Award Agreement, the Grantee acknowledges his or her understanding that the grant of Units under this Award Agreement is completely at the discretion of Motorola, and that Motorola’s decision to make this Award in no way implies that similar awards may be granted in the future or that Grantee has any guarantee of future employment. Nor shall this or any such grant interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company. Grantee’s acceptance of this Award is voluntary. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary,

11.	Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of the Restrictive Covenants will be irreparable and further agrees the Company may obtain injunctive relief against the Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between the Grantee and the Company for the protection of the Company’s Confidential Information (as defined in the Employment Agreement), or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 14 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over the Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

12.	Acknowledgements. With respect to the Units, this Agreement (and any provisions of the Employment Agreement incorporated into this Agreement) is the entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 14 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Agreement, Grantee affirmatively states that he has not, will not and cannot rely on any representations not expressly made herein.

13.	Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.

14.	Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or Agreement shall be brought only in the state or federal courts of Illinois.

15.	Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.

16.	Actions by the Compensation Committee. The Committee may delegate its authority to administer this Agreement. The actions and determinations of the Compensation Committee or delegate shall be binding upon the parties.

17.	Acceptance of Terms and Conditions. By electronically accepting this Award within 30 days after the date of the electronic mail notification by the Company to Grantee of the grant of this Award (“Email Notification Date”), Grantee agrees to be bound by the foregoing terms and conditions, the 2006 Incentive Plan and any and all rules and regulations established by Motorola in connection with awards issued under the 2006 Incentive Plan. If Grantee does not electronically accept this Award within 30 days of the Email Notification Date Grantee will not be entitled to the Units.

18.	Plan Documents. The 2006 Incentive Plan and the Prospectus for the 2006 Incentive Plan are available at http://myhr.mot.com/pay.finances/awards_incentives/stock_options/plan_documents.jsp or from Global Rewards, 1303 East Algonquin Road, Schaumburg, IL 60196, (847) 576-7885.

19.	Subsidiary Definition. For purposes of this Agreement, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola and which is consolidated for financial reporting purposes.

20.	Miscellaneous. The Units shall be subject to Section 3(b)(iv)(E), Section 3(b)(iv)(H) and Section 5 of the Employment Agreement.

Gregory Q. Brown
Date	Signature	Printed Name

Commerce ID
IN ORDER FOR THE ABOVE-REFERENCED UNITS TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO MOTOROLA c/o EXECUTIVE REWARDS NO LATER THAN                     .

EXHIBIT B
MOTOROLA, INC.
AWARD DOCUMENT
For the
Motorola Omnibus Incentive Plan of 2006
Terms and Conditions Related to Employee Nonqualified Stock Options

Recipient:	Gregory Q. Brown	Date of Expiration:

Commerce ID#:		Number of Options:

Date of Grant:		Exercise Price:

Motorola, Inc. (“Motorola” or the “Company”) is pleased to grant you options to purchase shares of Motorola’s common stock under the Motorola Omnibus Incentive Plan of 2006 (the “Plan”). The number of options (“Options”) awarded to you and the Exercise Price per Option, which is the Fair Market Value on the Date of Grant, are stated above. Each Option entitles you to purchase one share of Motorola’s common stock on the terms described below and in the Plan. Reference is made to the employment agreement (“Employment Agreement”) by and between Gregory Q. Brown and Motorola, dated as of the [___] day of [___] 2008.
Vesting and Exercisability
You cannot exercise the Options until they have vested.
Regular Vesting – The Options will vest in accordance with the following schedule (subject to the other terms hereof):

Vesting Percentage	Date
Special Vesting – The Employment Agreement contains additional terms regarding the vesting of your Options.
Exercisability – In general, you may exercise Options at any time after they vest and before they expire as described below. The Employment Agreement contains additional terms regarding the exercisability of your Options under certain circumstances.
Expiration
All Options expire on the earlier of (1) the Date of Expiration as stated above or (2) such earlier date provided for under the terms of the Employment Agreement. Once an Option expires, you no longer have the right to exercise it.
Employment Agreement
The vesting, exercisability and forfeiture of your Options will be subject to the terms of Section 5 of the Employment Agreement. In addition, your Options will be subject to Section 3(b)(iv)(E) and Section 3(b)(iv)(H) of the Employment Agreement.
Leave of Absence/Temporary Layoff
If you take a Leave of Absence from Motorola or a Subsidiary that your employer has approved in writing in accordance with your employer’s Leave of Absence Policy and which does not constitute a termination of employment as determined by Motorola or a Subsidiary or you are placed on Temporary Layoff (as defined below) by Motorola or a Subsidiary the following will apply:
Vesting of Options – Options will continue to vest in accordance with the vesting schedule set forth above.
Exercising Options – You may exercise Options that are vested or that vest during the Leave of Absence or Temporary Layoff.
Effect of Termination of Employment or Service – If your employment or service is terminated during the Leave of Absence or Temporary Layoff, the treatment of your Options will be determined in accordance with Section 5 of the Employment Agreement.
Other Terms
Method of Exercising – You must follow the procedures for exercising options established by Motorola from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised and any taxes that are required to be withheld by Motorola or a Subsidiary in connection with the exercise. Options may not be exercised for less than 50 shares unless the number of shares represented by the Option is less than 50 shares, in which case the Option must be exercised for the remaining amount.
Transferability – Unless the Committee provides, Options are not transferable other than by will or the laws of descent and distribution.
Tax Withholding – Motorola or a Subsidiary is entitled to withhold an amount equal to the required minimum statutory withholding taxes for the respective tax jurisdictions attributable to any share of common stock deliverable in connection with the exercise of the Options. You may satisfy any minimum withholding obligation and additional withholding, if desired, by electing to have the plan administrator retain Option shares having a Fair Market Value on the date of exercise equal to the amount to be withheld.

Definition of Terms
If a term is used but not defined, it has the meaning given such term in the Plan.
“Fair Market Value” is the closing price for a share of Motorola common stock on the date of grant or date of exercise, whichever is applicable. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal at www.online.wsj.com.
“Subsidiary” means an entity of which Motorola owns directly or indirectly at least 50% and that Motorola consolidates for financial reporting purposes.
“Temporary Layoff” means a layoff or redundancy that is communicated as being for a period of up to twelve months and as including a right to recall under defined circumstances.
Consent to Transfer Personal Data
By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola, its Subsidiaries and your employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in Motorola, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing your consent may affect your ability to participate in the Plan.
Acknowledgement of Discretionary Nature of the Plan; No Vested Rights
You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola or a Subsidiary, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future or to future employment. Nor shall this or any such grant interfere with your right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between you and the Company. Future grants, if any, will be at the sole discretion of Motorola, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.
No Relation to Other Benefits/Termination Indemnities
Your acceptance of this award and participation under the Plan is voluntary.

The value of your stock option awarded herein is an extraordinary item of compensation. Except as provided in the Employment Agreement, the stock option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.
Substitute Stock Appreciation Right
Subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, Motorola reserves the right to substitute a Stock Appreciation Right for your Option in the event certain changes are made in the accounting treatment of stock options. Any substitute Stock Appreciation Right shall be applicable to the same number of shares as your Option and shall have the same Date of Expiration, Exercise Price, and other terms and conditions. Any substitute Stock Appreciation Right may be settled only in common stock.
Acceptance of Terms and Conditions
By accepting the Options, you agree to be bound by these terms and conditions, the Plan and the Stock Option Consideration Agreement.
Other Information about Your Options and the Plan
You can find other information about options and the Plan on the Motorola website http://myhr.mot.com/pay_finances/awards_incentives/stock_options/plan_documents.jsp. If you do not have access to the website, please contact Motorola Global Rewards, 1303 E. Algonquin Road, Schaumburg, IL 60196 USA; GBLRW01@Motorola.com; 847-576-7885; for an order form to request Plan documents.

EXHIBIT C
STOCK OPTION CONSIDERATION AGREEMENT
GRANT DATE: [___]
The following Agreement is established to protect the trade secrets, intellectual property, confidential information, customer relationships and goodwill of Motorola, Inc. (“Motorola” or the “Company”) and each of its subsidiaries (the “Company”) both as defined in the Motorola Omnibus Incentive Plan of 2006 (the “2006 Plan”). Reference is made to the employment agreement (“Employment Agreement”) by and between Gregory Q. Brown and Motorola, dated as of the [___] day of [___].
As consideration for the stock option(s) referenced in the [___], 2008 Motorola, Inc. Award Document for the Motorola Omnibus Incentive Plan of 2006 – Terms and Conditions Related to Employee Nonqualified Stock Options, Commerce ID # [___] (the “Covered Options”), and Motorola having provided me with Confidential Information (as defined in the Employment Agreement) as Chief Executive Officer of Motorola and Chief Executive Officer of Motorola’s Broadband Mobility Solutions Business, I agree to the following:
1. Sections 7(a), (b) and (c) (together, the “Restrictive Covenants”) of the Employment Agreement are hereby incorporated by reference into this Agreement and shall apply as if fully set forth herein mutatis mutandis and any capitalized terms used in such Sections 7(a), (b) and (c) shall have the meanings ascribed to such terms in the Employment Agreement. I acknowledge that my agreement to the Restrictive Covenants is a condition of the grant of the Covered Options.
2. I acknowledge that the Covered Options are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as such policy is in effect on the grant date set forth above (such policy, as it may be amended from time to time, being the “Recoupment Policy”). The Recoupment Policy provides for determinations by the Company’s independent directors that, as a result of intentional misconduct by me, the Company’s financial results were restated (a “Policy Restatement”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things (a) cancellation of any of the Covered Options that remain outstanding; and/or (b) reimbursement of any gains realized in respect of the Covered Options, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon me. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company.
3. I agree that by accepting the Covered Options, if I violate the Restrictive Covenants, then, in addition to any other remedies available in law and/or equity in any country, all of my vested and unvested Covered Options will terminate and no longer be exercisable, and for all Covered Options exercised within one year prior to the termination of my employment for any reason or anytime after termination of my employment for any reason, I will immediately pay to the Company the difference between the exercise price on the date of grant as reflected in the Award Document for the Covered Options and the market price of the Covered Options on the date of exercise (the “spread”).
4. The Restrictive Covenants can be waived or modified only upon the prior written consent of Motorola.
5. I acknowledge that the promises in this Agreement, not any employment of or services performed by me in the course and scope of that employment, are the sole consideration for the Covered Options. I agree the Company shall have the right to assign this Agreement which shall not affect the validity or enforceability of this Agreement, subject to the limitations on assignment contained in the Employment Agreement. This Agreement shall inure to the benefit of the assigns and successors of the Company’s mobile devices business and that references to Motorola or the Company shall include any such assigns and successors.
6 I acknowledge that the harm caused to the Company by the breach or anticipated breach of the Restrictive Covenants will be irreparable and I agree the Company may obtain injunctive relief against me in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between me and the Company for the protection of the Company’s Confidential Information (as defined in the Employment Agreement), or law, including the recovery of liquidated damages. I agree that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 9 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over me. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
7. With respect to the Covered Options, this Agreement (and any provisions of the Employment Agreement incorporated into this Agreement) is my entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 9 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. I also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I affirmatively state that I have not, will not and cannot rely on any representations not expressly made herein.
8. I accept the terms of this Agreement and the above option(s) to purchase shares of the Common Stock of the Company, subject to the terms of this Agreement, the 2006 Plan, and any Award Document issued pursuant thereto. I am familiar with the 2006 Plan and agree to be bound by it to the extent applicable, as well as by the actions of the Company’s Board of Directors or any committee thereof.
9. I agree that this Agreement (and any provisions of the Employment Agreement incorporated into this Agreement) and the 2006 Plan, and any Award Document issued pursuant thereto, together constitute an agreement between the Company and me. I further agree that this Agreement is governed by the laws of Illinois, without giving effect to any state’s principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought only in a federal or state court located in Illinois, USA. I accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Agreement and the Covered Options.

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Gregory Q. Brown

Date	Signature	Printed Name

Commerce ID
IN ORDER FOR THE ABOVE-REFERENCED OPTION(S) TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO MOTOROLA c/o EXECUTIVE REWARDS NO LATER THAN                     .

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EXHIBIT D

MOTOROLA, INC.
AWARD DOCUMENT
For the
Motorola Omnibus Incentive Plan of 2006
Terms and Conditions Related to Employee Stock Appreciation Right

Recipient:	Gregory Q. Brown	Date of Expiration:

Shares
Subject
Commerce ID#:		to Grant:

Date of Grant:		Grant Price:

Motorola, Inc. (“Motorola” or the “Company”) is pleased to grant you a stock appreciation right with respect to shares of Motorola Common Stock under the Motorola Omnibus Incentive Plan of 2006 (the “Plan”). The number of shares of Motorola Common Stock subject to the stock appreciation right (the “SAR”) awarded to you and the Grant Price per share of Motorola Common Stock (the “Grant Date FMV”), which is the Fair Market Value on the Date of Grant, are stated above. The SAR entitles you upon exercise to receive payment from Motorola in an amount (the “Settlement Amount”) equal to the product of (1) the excess of the Fair Market Value of a share of Motorola Common Stock on the date of exercise (the “Exercise Date FMV”) over the Grant Date FMV, multiplied by (2) the number of shares of Motorola Common Stock with respect to which the SAR is exercised, such payment to be made in a number of shares of Motorola Common Stock equal to the quotient of (x) the Settlement Amount divided by (y) the Exercise Date FMV; provided that any fractional shares will be settled in cash based on the Exercise Date FMV. Reference is made to the employment agreement (“Employment Agreement”) by and between Gregory Q. Brown and Motorola, dated as of the [___] day of [___] 2008.
Vesting and Exercisability
You cannot exercise the SAR until it has vested.
Regular Vesting – The SAR will vest in accordance with the following schedule (subject to the other terms hereof):
Vesting
Percentage       Date
Special Vesting – The Employment Agreement contains additional terms regarding the vesting of your SAR.
Exercisability – In general, you may exercise the SAR at any time after it vests and before it expires as described below. The Employment Agreement contains additional terms regarding the exercisability of your SAR under certain circumstances.
Expiration
The SAR expires on the earlier of (1) the Date of Expiration as stated above or (2) such earlier date provided for under the terms of the Employment Agreement. Once the SAR expires, you no longer have the right to exercise it.

Employment Agreement
The vesting, exercisability and forfeiture of your SAR will be subject to the terms of Section 5 of the Employment Agreement. In addition, your SAR will be subject to Section 3(b)(iv)(E) and Section 3(b)(iv)(H) of the Employment Agreement.
Leave of Absence/Temporary Layoff
If you take a Leave of Absence from Motorola or a Subsidiary that your employer has approved in writing in accordance with your employer’s Leave of Absence Policy and which does not constitute a termination of employment as determined by Motorola or a Subsidiary or you are placed on Temporary Layoff (as defined below) by Motorola or a Subsidiary the following will apply:
Vesting of SAR – The SAR will continue to vest in accordance with the vesting schedule set forth above.
Exercising the SAR – You may exercise the SAR to the extent that it has vested or to the extent that it vests during the Leave of Absence or Temporary Layoff.
Effect of Termination of Employment or Service – If your employment or service is terminated during the Leave of Absence or Temporary Layoff, the treatment of your SAR will be determined in accordance with Section 5 of the Employment Agreement.
Other Terms
Method of Exercising – You must follow the procedures for exercising stock appreciation rights established by Motorola from time to time. At the time of exercise, you must pay any taxes that are required to be withheld by Motorola or a Subsidiary in connection with the exercise. The SAR may not be exercised with respect to less than 50 shares subject to the SAR unless the number of shares remaining subject to the SAR is less than 50 shares, in which case the SAR must be exercised with respect to the remaining amount.
Transferability – Unless the Committee provides, the SAR is not transferable other than by will or the laws of descent and distribution.
Tax Withholding – Motorola or a Subsidiary is entitled to withhold an amount equal to the required minimum statutory withholding taxes for the respective tax jurisdictions attributable to any share of common stock deliverable in connection with the exercise of the SAR. You may satisfy any minimum withholding obligation and additional withholding, if desired, by electing to have the plan administrator retain shares of Motorola Common Stock having a Fair Market Value on the date of exercise equal to the amount to be withheld.
Definition of Terms
If a term is used but not defined, it has the meaning given such term in the Plan.
“Fair Market Value” is the closing price for a share of Motorola common stock on the applicable date. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal at www.online.wsj.com.
“Subsidiary” means an entity of which Motorola owns directly or indirectly at least 50% and that Motorola consolidates for financial reporting purposes.
“Temporary Layoff” means a layoff or redundancy that is communicated as being for a period of up to twelve months and as including a right to recall under defined circumstances.
Consent to Transfer Personal Data
By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan.

D-2

Motorola, its Subsidiaries and your employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in Motorola, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing your consent may affect your ability to participate in the Plan.
Acknowledgement of Discretionary Nature of the Plan; No Vested Rights
You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola or a Subsidiary, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future or to future employment. Nor shall this or any such grant interfere with your right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between you and the Company. Future grants, if any, will be at the sole discretion of Motorola, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.
No Relation to Other Benefits/Termination Indemnities
Your acceptance of this award and participation under the Plan is voluntary. The value of your stock option awarded herein is an extraordinary item of compensation. Except as provided in the Employment Agreement, the stock option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.
Acceptance of Terms and Conditions
By accepting the SAR, you agree to be bound by these terms and conditions, the Plan and the Stock Appreciation Right Consideration Agreement.
Other Information about Your SAR and the Plan
You can find other information about stock appreciation rights and the Plan on the Motorola website http://myhr.mot.com/pay_finances/awards_incentives/stock_options/plan_documents.jsp. If you do not have access to the website, please contact Motorola Global Rewards, 1303 E. Algonquin Road, Schaumburg, IL 60196 USA; GBLRW01@Motorola.com; 847-576-7885; for an order form to request Plan documents.

D-3

EXHIBIT E
STOCK APPRECIATION RIGHT CONSIDERATION AGREEMENT
GRANT DATE: [___]
The following Agreement is established to protect the trade secrets, intellectual property, confidential information, customer relationships and goodwill of Motorola, Inc. (“Motorola” or the “Company”) and each of its subsidiaries (the “Company”) both as defined in the Motorola Omnibus Incentive Plan of 2006 (the “2006 Plan”). Reference is made to the employment agreement (“Employment Agreement”) by and between Gregory Q. Brown and Motorola, dated as of the [___] day of [___].
As consideration for the stock appreciation right referenced in the [___], 2008 Motorola, Inc. Award Document for the Motorola Omnibus Incentive Plan of 2006 – Terms and Conditions Related to Employee Stock Appreciation Right, Commerce ID # [___] (the “Covered SAR”), and Motorola having provided me with Confidential Information (as defined in the Employment Agreement) as Chief Executive Officer of Motorola and Chief Executive Officer of Motorola’s Broadband Mobility Solutions Business, I agree to the following:
1. Sections 7(a), (b) and (c) (together, the “Restrictive Covenants”) of the Employment Agreement are hereby incorporated by reference into this Agreement and shall apply as if fully set forth herein mutatis mutandis and any capitalized terms used in such Sections 7(a), (b) and (c) shall have the meanings ascribed to such terms in the Employment Agreement. I acknowledge that my agreement to the Restrictive Covenants is a condition of the grant of the Covered SAR.
2. I acknowledge that the Covered SAR is subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as such policy is in effect on the grant date set forth above (such policy, as it may be amended from time to time, being the “Recoupment Policy”). The Recoupment Policy provides for determinations by the Company’s independent directors that, as a result of intentional misconduct by me, the Company’s financial results were restated (a “Policy Restatement”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things (a) cancellation of all or part of the Covered SAR that remains outstanding; and/or (b) reimbursement of any gains realized in respect of the Covered SAR, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon me. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company.
3. I agree that by accepting the Covered SAR, if I violate the Restrictive Covenants, then, in addition to any other remedies available in law and/or equity in any country, all of my vested and unvested Covered SAR will terminate and no longer be exercisable, and for any portion of the Covered SAR exercised within one year prior to the termination of my employment for any reason or anytime after termination of my employment for any reason, I will immediately pay to the Company an amount equal to the Settlement Amount (as defined in the Award Document) pertaining to the portion of the Covered SAR exercised during such time.
4. The Restrictive Covenants can be waived or modified only upon the prior written consent of Motorola.
5. I acknowledge that the promises in this Agreement, not any employment of or services performed by me in the course and scope of that employment, are the sole consideration for the Covered SAR. I agree the Company shall have the right to assign this Agreement which shall not affect the validity or enforceability of this Agreement, subject to the limitations on assignment contained in the Employment Agreement. This Agreement shall inure to the benefit of the assigns and successors of the Company’s mobile devices business and that references to Motorola or the Company shall include any such assigns and successors.
6 I acknowledge that the harm caused to the Company by the breach or anticipated breach of the Restrictive Covenants will be irreparable and I agree the Company may obtain injunctive relief against me in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between me and the Company for the protection of the Company’s Confidential Information (as defined in the Employment Agreement), or law, including the recovery of liquidated damages. I agree that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 9 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over me. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
7. With respect to the Covered SAR, this Agreement (and any provisions of the Employment Agreement incorporated into this Agreement) is my entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 9 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. I also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I affirmatively state that I have not, will not and cannot rely on any representations not expressly made herein.
8. I accept the terms of this Agreement and the Covered SAR, subject to the terms of this Agreement, the 2006 Plan, and any Award Document issued pursuant thereto. I am familiar with the 2006 Plan and agree to be bound by it to the extent applicable, as well as by the actions of the Company’s Board of Directors or any committee thereof.
9. I agree that this Agreement (and any provisions of the Employment Agreement incorporated into this Agreement) and the 2006 Plan, and any Award Document issued pursuant thereto, together constitute an agreement between the Company and me. I further agree that this Agreement is governed by the laws of Illinois, without giving effect to any state’s principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought only in a federal or state court located in Illinois, USA. I accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Agreement and the Covered SAR.

E-2

Gregory Q. Brown

Date	Signature	Printed Name

Commerce ID
IN ORDER FOR THE ABOVE-REFERENCED STOCK APPRECIATION RIGHT TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO MOTOROLA c/o EXECUTIVE REWARDS NO LATER THAN                                         .

E-3

EXHIBIT F
Form of Release
     (a) In consideration for the payment of the severance described in the Executive employment agreement with the Company (the “Employment Agreement”), dated as of [___], the Executive for himself, and for his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and divisions and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, in their individual capacities as such, including without limitation all persons acting by, through under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now have, or may have in the future against each or any of the Releasees (collectively “Executive/Releaser Actions”) from the beginning of the world until the date hereof.
     (b) The Executive acknowledges that: (i) this entire Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Release; (iii) he was given a period of twenty-one days within which to consider this Release; and (iv) to the extent he executes this Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release by delivering notice to the Company pursuant to the notice provision of Section 10 of the Employment Agreement prior to the expiration of the seven-day period following the date hereof or any longer period required under applicable state law, and the severance benefits under the Employment Agreement shall not become effective, and no payments or benefits shall be made or provided thereunder, until the day after the expiration of such seven-day period (the “Revocation Date”). Upon such revocation, this Release and the severance provisions of the Employment Agreement shall be null and void and of no further force or effect.
     (c) Notwithstanding anything herein to the contrary, the sole matters to which the Release do not apply are: (i) the Executive’s rights of indemnification (including the rights set forth in Section 12 of the Employment Agreement) and directors and officers liability insurance coverage (including the rights set forth in Section 11 of the Employment Agreement) to which he was entitled immediately prior to                      with regard to his service as an officer or director of the Company or other fiduciary capabilities; (ii) the Executive’s rights under any tax-qualified pension or claims for accrued vested benefits or rights under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Company or under COBRA; (iii) the Executive’s rights under Section 5 of the Employment Agreement, Section 6 of the Employment Agreement solely to the extent it relates to reimbursement of legal costs and expenses and Section 8 of the Employment Agreement which are intended to survive termination of employment; (iv) any claims or rights that cannot be waived by law, including the right to file an administrative charge for discrimination; or (v) the Executive’s rights as a stockholder of the Company.

     (d) This Release is the complete understanding between the Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.
     (e) In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.
     (f) This Release shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws.
     (g) This Release inures to the benefit of the Company and its successors and assigns.

EXECUTIVE

F-2